EXHIBIT 99.1  PRESS RELEASE DATED MAY 23, 2006

FOR IMMEDIATE RELEASE
MAY 23, 2006

PRESS RELEASE

Citizens Financial Corporation Increases Repurchase Program for Common Shares

Louisville, KY (May 23, 2006) - Citizens Financial Corporation (NASDAQ-CNFL) announced today its Board of Directors has authorized using up to $500,000 to repurchase shares of its common stock from time to time in open-market or privately negotiated transactions.  Prices paid will not exceed the most recent book value of the common stock.  Management will determine the number of shares purchased and the timing of purchases in its discretion based upon a number of factors, including the common stock’s market price and market conditions, and is not limited by a timetable or minimum price policy.

For further information contact:

Len E. Schweitzer
Vice President and Chief Financial Officer
502/244-2420